EXHIBIT 21.1

LIST OF SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES OF SAMOYED HOLDING LIMITED

Subsidiaries	Jurisdiction of Incorporation
Samoyed Technologies Holdings Limited	British Virgin Islands
Samoyed (HK) Limited	Hong Kong, People’s Republic of China
Shenzhen Samoyed Information Technology Co., Ltd. (深圳萨摩耶信息技术有限公司)	People’s Republic of China
Shanghai Wangen Technology Co., Ltd. (上海万艮科技有限公司)	People’s Republic of China

Consolidated Variable Interest Entities (“VIEs”)	Jurisdiction of Incorporation
Shenzhen Samoyed Internet Financial Services Co., Ltd. (深圳萨摩耶互联网金融服务有限公司)	People’s Republic of China
Shenzhen Wuyu Technologies Services Co., Ltd. (深圳无域科技技术有限公司)	People’s Republic of China

Subsidiary of Consolidated VIE	Jurisdiction of Incorporation
Hunan Huixin Investment Guaranty Limited (湖南汇鑫投资担保有限公司)	People’s Republic of China
Shenzhen Zhongchengxingye Commercial Factoring Co., Ltd. (深圳中诚兴业商业保理有限公司)	People’s Republic of China